Metalline Mining Company

Phone 208-665-2002

1330 Margaret Avenue

Fax 208-665-0041

Coeur d’Alene, ID 83815

email: metalin@attglobal.net

Web site: www.metalin.com

For Release: May 5, 2009

Metalline Receives NYSE Amex Notification

Coeur d’Alene, Idaho -- Metalline Mining Company (NYSE Amex: MMG) has reported that on May 1, 2009 it received a notification from the NYSE Amex LLC (formerly American Stock Exchange (the "Exchange")) which could result in the delisting of our common stock from the Exchange.  The notice stated that Metalline does not currently meet Section 1003(a)(iii) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires listed issuers that have sustained losses from continuing operations and/or net losses in its five most recent fiscal years to maintain stockholders’ equity of at least $6,000,000.  The notice also stated that Metalline is not in compliance with Section 1003(a)(iv) of the Company Guide which provides that as a result of our sustained substantial losses or as a result of our existing financial sources that it appears questionable, in the opinion of the Exchange, as to whether Metalline will be able to continue operations and/or meet our obligations as they mature.  Metalline intends to submit a plan of compliance by June 1, 2009 addressing how we intend to regain compliance with the Exchange’s continued listing standards.  There is no assurance that the Exchange staff will accept Metalline’s plan of compliance or that, even if such plan is accepted, Metalline will be able to implement the plan within the prescribed timeframe.

Effective within five days of the receipt of the above-referenced deficiency notice, the Company's stock trading symbol will include a ".BC" indicator denoting the Company's current noncompliance. The indicator will remain in place until the Company regains compliance with all applicable continued listing requirements.

About Metalline Mining Company

Metalline Mining Company is an exploration stage enterprise engaged in the business of mining. The Company currently owns mining concessions in the municipality of Sierra Mojada, Coahuila, Mexico.  The Company conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V.  To obtain more information on Metalline Mining Company, visit the Company's web site (www.metallinemining.com).

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and Metalline's future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act").  These statements are based on current expectations, estimates, forecasts, and projections about the industry in which Metalline operates and the beliefs and assumptions of Metalline's management.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions, are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of Metalline's future financial performance, Metalline's anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and Metalline's Annual Report on Form 10-K for the fiscal year ended October 31, 2008 under "Risk Factors."  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Metalline undertakes no obligation to revise or update any forward-looking statements for any reason.